551 Main Street

Johnstown, PA 15901

Toll Free: (800) 372-7368

Tel: (814) 361-3860

Fax: (814) 361-3861

www.eparent.com

FOR IMMEDIATE RELEASE:

Exceptional Parent Named Official Publication of AADMD

JOHNSTOWN, Pa., June 14, 2005 (PRIMEZONE) -- The American Academy of Developmental Medicine and Dentistry ("AADMD") and EP Global Communications, Inc. ("EPGC") (OTCBB:EPGL), the parent company of Exceptional Parent magazine, are proud to announce that EP magazine, the 35-year-old international award-winning publication for families, physicians, allied health care professionals and educators involved in the care and development of children and adults with disabilities and special needs has been named the Official Publication of the AADMD.

Beginning in July, EP magazine and the AADMD will begin offering Continuing Medical Education (CME) Category I credits for peer-reviewed articles written by medical experts in the special needs arena. This will include, but not be limited to, topics such as: oral health care for people with intellectual disabilities, dealing with the challenges of mental illness, managing and controlling epilepsy and complex seizures in adults and children, movement disorders, attention deficit and hyperactivity disorders, mitochondrial and metabolic disorders, dystonia, Parkinson's, learning disabilities, etc.

"I believe that this is the first time in the history of United States-based publishing that a special interest consumer publication has ever been accorded the privilege and honor of being able to offer such accreditation to physicians involved in the field of developmental medicine," said EPGC President, CEO and Publisher Joseph M. Valenzano Jr.

"The AADMD purposely chose to partner with a consumer health magazine for this because one of the objectives of the AADMD and its CME Program is to improve the ability of the health professional to work with consumers and their families," said Dr. Phil May of the AADMD. "We felt that insertion of our biomedically-focused journal (The AADMD Reviews & Reports) into a consumer focused health magazine would promote better understanding of these perspectives."

The AADMD was established in 2002 as an organization of physicians, dentists, students and associate members whose collective mission is to work together, as clinicians, educators and advocates in their spheres of influence, to improve the overall health of children and adults with developmental disabilities.

"Our mission is plain and simple: To improve the healthcare delivered to all persons with developmental disabilities, wherever they may be," continued May. "We believe that the best way to accomplish this is through better formalized education and training of our nation's physicians, dentists and other healthcare professionals."

EPGC shares the goals and objectives voiced by May and other members of the AADMD. EPGC is a corporation that strives to provide information through many formats such as company-organized Disability Awareness Night events at various sports venues across the nation; on-line CME and CEU accredited seminars; its EP Library with over 1,500 disability specific book titles; and the Annual World Congress & Exposition on Disabilities which is the defining event in the special needs community. Exceptional Parent magazine consistently publishes timely and informative articles which have won numerous awards for editorial integrity, accuracy and completeness.

"Through this venture with the AADMD, EPGC has reached a new level of validation, recognition and education in the special needs community," said Dr. Rick Rader, editor in chief of Exceptional Parent magazine. "Additionally, parents as well as physicians will now be able to receive peer reviewed articles reinforcing and continuing the trend in greater family knowledge, thus contributing to better health outcomes."

The AADMD has developed a National Action Strategy to help implement improvements in the nation's healthcare education system. The strategy calls for collaborations between medical and dental schools where research is generated and physician and dentist training occurs, along with physician and dentist providers of high quality health services, and persons with disabilities and the families that support them who are in need of better trained health professionals armed with state-of-the-art clinical information.

The Medical Society of NJ/ACCME has granted the AADMD its CME Provider status. The MSNJ acts as an agent of the ACCME in this process to accredit the AADMD as providers of Category 1 CME.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release include but are not limited to, those associated with general business conditions; client concentration; dependence on network providers; the timely and efficient implementation of customer contracts; developments in health care reform and other regulatory issues and changes in laws and regulations in key states where the Company operates; future capitol needs; control by directors and officers; and the loss of key management personnel. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:  EP Global Communications, Inc.

          Angela Berzonski, Vice President Special

            Project Development

          (800) 372-7368

          (814) 361-3860

          Fax: (814) 361-3861

          www.eparent.com

          Investor Relations:

          (814) 361-3860 ext. 313

          investorrelations@eparent.com